UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2025

Akero Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38944	81-5266573
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 350 South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 487-6488

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AKRO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On September 23, 2025, Akero Therapeutics, Inc. (the “Company”) completed a voluntary prepayment of all outstanding principal, accrued and unpaid interest, fees, costs and expenses, equal to $37.6 million in the aggregate (the “Payoff Amount”), under the Loan and Security Agreement (as amended, the “Loan Agreement”), dated as of June 15, 2022 between the Company and Hercules Capital, Inc. (“Hercules”), which was subsequently amended on June 7, 2023 and February 28, 2024. Upon receipt by Hercules of the Payoff Amount on September 23, 2025, all obligations, covenants, debts and liabilities of the Company under the Loan Agreement were satisfied and discharged in full, and the Loan Agreement and all other documents entered into in connection with the Loan Agreement, other than the Warrants (as defined in the Loan Agreement), were terminated.

The Loan Agreement provided for a term loan with aggregate maximum borrowings of up to $150 million (the “Term Loan”). Under the Loan Agreement, the Company borrowed $35 million. The Term Loan bore interest at a variable annual rate equal to the greater of either (a) 7.65% and (b) the prime rate (as reported in the Wall Street Journal) plus 3.65%. Interest-only payments on the borrowings under the Loan Agreement were due through January 1, 2026. After the interest-only payment period, borrowings under the Loan Agreement were due in equal monthly payments of principal and accrued interest until the maturity date of March 1, 2027.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2025	AKERO THERAPEUTICS, INC.

	By:	/s/ Andrew Cheng
	Name: Title:	Andrew Cheng, M.D., Ph.D. President and Chief Executive Officer